SECURITIES AN D EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 22, 2003


                                AirGate PCS, Inc.

             (Exact name of registrant as specified in its charter)


    Delaware                        027455                       58-2422929
    --------                        ------                       ----------
(State or other              (Commission File No.)            (I.R.S. Employer
Jurisdiction of                                              Identification No.)


          233 Peachtree Street, N.E.                            30303
          Harris Tower, Suite 1700,                          (Zip Code)
               Atlanta, Georgia
   (Address of principal executive offices)




       Registrant's telephone number, including area code: (404) 525-7272



                                 Not Applicable

          (Former name or former address, if changed since last report)

Item 9.           Regulation FD Disclosure.

     On February 24, 2003, AirGate PCS, Inc. a Delaware corporation (the "Company") announced that its wholly-owned unrestricted subsidiary, iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc. had filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia. Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the "Trustee") under an Indenture dated as of September 30, 1999 (the "Indenture") among the Company, AGW Leasing Company, Inc. and the Trustee relating to $300,000,000 aggregate principal amount at maturity of 13-1/2% Senior Subordinated Discount Notes Due 2009, has sent notice to Noteholders that the Company has caused an Opinion of Counsel (as defined in the Indenture) to be delivered to the Trustee that discusses at length the application of Section 6.1(ix) in the circumstances.

     As a result, the Trustee has sent notice under the Indenture to the AirGate Noteholders informing them of iPCS' bankruptcy notice and informing the Noteholders that it is the opinion of the Company and its counsel, Winston & Strawn, that there is no Event of Default under Section 6.1 of the Indenture.

     In reliance upon this Opinion of Counsel, the Trustee determined not to send a Notice of Default to Noteholders. The Trustee notified Noteholders that its reliance on such opinion neither affects nor is intended to affect the rights of the Noteholders to make their own determination as to the existence of an Event of Default or to exercise their rights under the Indenture or pursuant to Section 6.05 of the Indenture, to instruct the Trustee to do so.

                                                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    AIRGATE PCS, INC.


Date: April 22, 2003
                                    By:      /s/ William H. Seippel
                                       -----------------------------------------
                                             William H. Seippel
                                             Chief Financial Officer